EXHIBIT 10.1

EMPLOYMENT AGREEMENT

        AGREEMENT effective as of January 1, 2002 by and between NORTON McNAUGHTON OF SQUIRE, INC., a New York corporation (the "Company"), and LYNNE F. FISH (the "Executive").

W I T N E S S E T H :

        WHEREAS, the Company wishes to continue to employ the Executive, and the Executive wishes to continue employment with the Company on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, it is agreed as follows:

        1. Employment. During the term of this Agreement, the Company shall employ the Executive as the President of the Company, with overall responsibility for and authority over all of the operations of the Company, other than the operations of Miss Erika, Inc. and Jeri-Jo Knitwear, Inc., which the Company anticipates will be merged with and into the Company and which will be operated as independent divisions reporting directly to the chief executive officer (the "Group CEO") of the Moderate Apparel Group ("MAG") of Jones Apparel Group, Inc. ("Jones"). Executive shall also serve as the President of MAG, with direct responsibility for those MAG product lines (presently Evan-Picone, Jones Wear and Nine and Company) for which she may have responsibility from time to time (all references herein to Executive's responsibilities with and to the Company shall include such responsibilities for any such MAG product lines). The Executive shall report directly to the Group CEO. During the Term of this Agreement, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of Executive's business time and attention to the business affairs of the Company, and to perform such responsibilities in a professional manner. Notwithstanding the foregoing, during the Term of this Agreement, it shall not be a violation of this Agreement for the Executive to (a) serve on civic or charitable boards or committees; (b) deliver lectures, fulfill speaking engagements or teach at educational institutions; (c) serve as a non-employee member of a board of directors of a business entity which is not competitive with Jones and as to which the Board of Directors of Jones has given its consent; and (d) attend to personal business, so long as such activities do not interfere with the performance of the Executive's responsibilities in accordance with this Agreement.

        2. Term. The Executive shall be employed for the period (the "Initial Term") commencing January 1,2002 (the "Employment Commencement Date") and ending on December 31, 2004 (the "Expiration Date"), as renewed in accordance with the following sentence (the "Term"). The Executive's employment will continue, and this Agreement will be automatically extended without limitation, for successive 12-month periods commencing January 1 and ending December 31, unless either party to this Agreement advises the other in writing, no later than December 31, 2002 and each December 31 thereafter, that such party does not wish to extend (a "Non-extension Notice"). If this Agreement shall be so extended, the "Expiration Date" shall mean the then applicable extended "Expiration Date", and the "Term" shall mean the period commencing on the Employment Commencement Date and ending on the then applicable extended "Expiration Date".

        For example, (i) if by December 31, 2002, neither party has given a Non-extension Notice to the other, the Term will be automatically extended through December 31, 2005, and (ii) if the Term is so extended through December 31, 2005, then if by December 31, 2003, neither party has given a Non-extension Notice to the other, the Term will be automatically extended through December 31, 2006.

        3. Salary, Retirement Plans, Fringe Benefits and Allowances; Commencement Bonus.

                (a) Throughout the Term, the Executive shall receive a salary at the annual rate of not less than $600,000. The Executive's salary shall be payable at such regular times and intervals as the Company customarily pays its senior executives from time to time, but no less frequently than once a month.

                (b) During the Term, the Executive shall be eligible to participate in all savings and retirement plans, practices, policies and programs to the extent applicable generally to other senior executives of the Company.

                (c) During the Term, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare, fringe and other benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription drug, dental, disability, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other senior executives of the Company.

                (d) The Executive shall be entitled to an aggregate of four (4) weeks paid vacation during each 12-month period ending December 31 (a "Year"). The Executive shall also be entitled to the benefits of the Company's policies relating to sick leave and holidays.

                (e) The Executive shall have all expenses reasonably incurred by Executive on behalf of the Company reimbursed by the Company in accordance with the Company's standard policies and practices. The Executive shall be entitled to first class seating for air travel on Company business.

        4. Bonus. The Executive shall be eligible to receive an annual bonus for her services hereunder, in the discretion of the Board of Directors of the Company upon the recommendation of the Group CEO.

        5. Stock Options. Subject to the absolute authority of the Stock Option Committee of the Board of Directors of Jones from time to time to grant (or not to grant) to eligible individuals options to purchase common stock of Jones, during the Term the Executive shall be eligible to receive options to participate in Jones' stock-based compensation plans which may be in effect from time to time during the Term.

        6. Termination of Employment.

                (a) By the Company for Cause, or by the Executive without Good Reason. The Company may terminate the Executive's employment for Cause (as defined herein), and the Executive may resign without Good Reason (as defined herein), before the Expiration Date. If the Executive's employment is terminated for Cause, or if Executive resigns during the Term without Good Reason (as defined below), the Company shall pay to the Executive any unpaid salary through the date of termination and any bonus earned in the prior Year but not yet paid, as well as reimburse the Executive for any unpaid reimbursable expenses incurred on behalf of the Company, and thereafter the Company shall have no additional obligations to the Executive under this Agreement.

                (b) Death or Disability. (i) If the Executive's employment terminates before the Expiration Date because of Executive's death or Disability (as defined herein), the Company shall pay Executive or Executive's duly appointed personal representative, as the case may be, (i) any unpaid salary through the date of death or the Disability Termination Date (as defined herein) and any bonus earned in the prior Year but not yet paid, as well as reimbursement of any unpaid reimbursable expenses incurred on behalf of the Company, and (ii) an amount equal to Executive's monthly salary during each of the six (6) months following Executive's death or the Disability Termination Date. Except as set forth in this Section 6(b), the Company shall have no additional obligations to the Executive under this Agreement in the event of Executive's termination of employment under this Section 6(b).

                        (ii) In addition to the foregoing and notwithstanding any other agreement between the Executive and the Company, all options to purchase the Company's common stock which were held by the Executive at the time of the Executive's death or the Disability Termination Date, shall become fully exercisable and shall remain exercisable by the Executive or by the Executive's estate or representative, as the case may be, during the remaining original term of the option in the case of the Executive's Disability, or during the 3-year period following the date of the Executive's death.

                (c) By the Company without Cause, or by the Executive for Good Reason. The Company may terminate the Executive's employment before the Expiration Date without Cause, and the Executive may terminate Executive's employment before the Expiration Date for Good Reason, upon 30-days written notice to the other party. If the Executive's employment is so terminated by the Company without Cause, or by the Executive for Good Reason, as the case may be, the Company shall pay and provide to the Executive (i) any unpaid salary through the date of termination and any bonus earned in the prior Year but not yet paid, as well as reimbursement of any unpaid reimbursable expenses incurred on behalf of the Company, and (ii) during each month of the Severance Period (as defined below), an amount equal to Executive's monthly salary at the rate in effect immediately preceding termination. Except as set forth in this Subsection 6(c), the Company shall not have any additional obligations to the Executive under this Agreement in the event of Executive's termination of employment under this Subsection 6(c).

                (d) As used herein:

                        (i) the term "Cause" shall mean (v) the Executive's commission of a proven act of fraud or dishonesty or a crime involving money or other property of the Company; (w) the Executive's conviction of a felony or a plea of guilty or nolo contendere to an indictment for a felony; (x) if, in carrying out Executive's duties hereunder, the Executive engages in conduct which constitutes willful misconduct or gross negligence; (y) the Executive's failure to carry out a lawful order of the Board of Directors of the Company or the Group CEO; or (z) a material breach by the Executive of this Agreement. Any act or failure to act on the part of the Executive which is based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or authorized in writing by the Group CEO, or based upon the advice of counsel for the Company, shall not constitute Cause as used herein. For purposes of this provision only, a breach shall be "material" if it is demonstrably injurious to the Company, its affiliates or any of its respective business units, financially or otherwise.

        Cause shall not exist unless and until the Company (i) has delivered to the Executive a written Notice of Termination that specifically identifies the events, actions, or non-actions, as applicable, that the Company believes constitute Cause hereunder, and, in the case of termination for Cause under clauses (x), (y) or (z) above, the Executive has been provided with an opportunity to cure the offending conduct (if curable) within 30 days after delivery of the written Notice of Termination, and has not so cured such conduct (if curable), and (ii) the Executive has been provided an opportunity to be heard (with counsel) by the Board within 30 days after delivery of the notice of Termination; provided, however, that in the case of termination for Cause under clauses (x), (y), and (z) above, the date of termination shall be no earlier than 35 days after delivery of the Notice of Termination.

                        (ii) the term "Good Reason" shall mean any one of the following:

(1) a material breach of the Company's obligations under this Agreement, which breach has not been cured within 20 business days after the Company's receipt of written notice from the Executive of such breach;

(2) a reduction in the Executive's then annual base salary;

(3) the relocation of the Executive's office to a location more than 30 miles from the present offices of the Company;

(4) the failure to pay the Executive any undisputed portion of the Executive's compensation within 15 business days after the date of receipt of written notice that such compensation or payment is due;

(5) the failure to continue in effect any compensation or benefit plan in which the Executive is participating, unless either (i) an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; or (ii) the failure to continue the Executive's participation therein (or in such substitute or alternative plan) does not discriminate against the Executive, both with respect to the amount of benefits provided and the level of the Executive's participation, relative to other similarly situated participants;

(6) a reduction in the Executive's title and status as President of the Company, or any change in the Executive's status as reporting directly to the Group CEO (other than a change pursuant to which the Executive is reporting to either the Chief Executive Officer of Jones or to the Executive Management Committee of Jones or to the Jones Board of Directors); or the assignment to the Executive of any duties materially inconsistent with the Executive's position with the Company (including, without limitation, status, office, title and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company no later than thirty (30) days after written notice by the Executive; or

(7) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted in this Agreement.

                        (iii) the terms "Disabled" or "Disability" shall mean the Executive's physical or mental incapacity which renders the Executive incapable, even with a reasonable accommodation by the Company, of performing the essential functions of the duties required of Executive by this Agreement for one hundred twenty (120) or more consecutive days; the term "Disability Termination Date" shall mean the date as of which the Executive's employment with the Company is terminated, either by the Executive or by the Company, following the suffering of a Disability by the Executive.

                        (iv) the term "Severance Period" shall mean the period commencing with the Termination of the Executive's employment and ending with the Expiration Date, as renewed in accordance with Section 2 hereof, but not less than twelve months.

                (f) The Company's obligations to make payments under this Section 6 shall be reduced by the amount, if any, of other compensation or income earned or received by the Executive after the effective date of Executive's termination.

        7. Company Property. Any trade name or mark, program, discovery, process, design, invention or improvement which the Executive makes or develops, which relates, directly or indirectly, to the business of the Company or its affiliates, or Executive's employment by the Company, shall be considered as "made for hire" and shall belong to the Company and shall be promptly disclosed to the Company. During the Executive's employment and thereafter, the Executive shall, without additional compensation, execute and deliver to or as requested by the Company, any instruments of transfer and take such other action as the Company may reasonably request to carry out the provisions hereof, including filing, at the Company's sole expense, trademark, patent or copyright applications for any trade name or mark, invention or writing covered hereby and assigning such applications to the Company.

        8. Confidential Information. The Executive shall not, either during the term of Executive's employment by the Company or thereafter, disclose to anyone or use (except, in each case, in the performance of Executive's responsibilities hereunder and in the regular course of the Company's business), any information acquired by the Executive in connection with or during the period of Executive's employment by the Company, with respect to any confidential, proprietary or secret aspect of the affairs of the Company or any of its affiliates, including but not limited to the requirements and terms of dealings with existing or potential licensors, licensees, designers, suppliers and customers and methods of doing business, all of which the Executive acknowledges are confidential and proprietary to the Company, and any of its affiliates, as the case may be.

        9. Competition; Recruitment; Non-Disparagement.

                (a) The Executive shall not, at any time during Executive's employment by the Company and during the Severance Period (provided that the Company is making the payments to Executive which may be required hereby during such Severance Period) (the "Non-Compete Period") and under the following circumstances, engage or become interested (as an owner, stockholder, partner, director, officer, employee, consultant or otherwise) in any business which then competes, directly or indirectly, with the business then conducted by the Company or any of its affiliates. The ownership of less than 5% of the stock of a publicly owned company which competes with the Company or any of its affiliates, in and of itself, shall not be considered a violation of the provisions of this Section 9.

                (b) The Executive shall not, at any time during Executive's employment by the Company and thereafter until the second anniversary of the expiration of the Non-Compete Period, recruit, solicit for employment, hire or engage, or assist any person or entity in recruiting, soliciting for employment, hiring or engaging, any employee or consultant of the Company or any of its affiliates, or any person who was such an employee or consultant of the Company or any of its affiliates within one year before the termination of the Executive's employment.

                (c) For the longer of any period applicable under this Section 9 or a period of three years immediately following the date of termination, (i) the Company, and its respective affiliates and employees shall not disparage the Executive, and (ii) the Executive shall not disparage the Company, or its respective affiliates and employees.

                (d) The Executive acknowledges that the provisions in Section 9(b) are necessary for the protection of the Company, and its subsidiaries and affiliates and are not unreasonable, because the Executive would be able to recruit and hire personnel other than employees of the Company, and any of their subsidiaries and affiliates. The Executive further agrees that a breach of Section 7, 8 or 9 of this Agreement shall result in the immediate cessation of any payments pursuant to this Section 9 and Section 6 hereof, if applicable. The duration and the scope of these restrictions on the Executive's activities are divisible, so that if any provision of this Section 9 is held or deemed to be invalid, that provision shall be automatically modified to the extent necessary to make it valid.

        10. Notices. Any notice or other communication to the Company or to the Executive under this Agreement shall be in writing and shall be considered given on the third business day following mailing by certified mail, return receipt requested, to such party at Executive's address on file with the Company, or to the Company at c/o Jones Apparel Group, Inc., 1411 Broadway, New York, New York 10018, Attention: General Counsel (or at such other address as such party may specify by written notice to the other party).

        11. Successors; Binding Agreement.

                (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the business or assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business or assets of the Company and such assignee or transferee assumes all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company will require any such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid, which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement or by operation of law.

                (b) Executive's Successors. This Agreement shall not be assignable by the Executive. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon the Executive's death, all amounts to which Executive is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

        12. Indemnification. The Company shall indemnify Executive and hold the Executive harmless, to the maximum extent permitted by applicable law, from and against all claims, actions, suits, proceedings, loss, damage, liability, costs, charges and expenses, including reasonable attorneys' fees and costs arising in connection with the Executive's performance of Executive's duties hereunder or Executive's status as an employee, officer, director or agent of the Company or its affiliates, in accordance with the Company's indemnity policies for its senior executives.

        13. Interest on Late Payments. "Undisputed Late Obligations" shall bear interest beginning on the Due Date until paid in full at an annual rate of one percent (1.0%) plus the prime rate as declared from time to time by The Chase Manhattan Bank. For purposes hereof, "Undisputed Late Obligations" shall mean any obligation which remains unpaid 5 days after written notice thereof is delivered to the other party in accordance with Section 10 (the "Due Date") for money under this Agreement owing from one party to another, which obligation (i) is not subject to any bona fide dispute or (ii) has been adjudicated by an arbitration panel or court of competent jurisdiction to be due and payable.

        14. Arbitration. Except as otherwise provided herein, all controversies, claims or disputes arising out of or related to this Agreement shall be settled under the rules of the American Arbitration Association (sitting in Manhattan) then in effect in the State of New York, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

        15. Attorneys' Fees. The Company shall reimburse the Executive (or the Executive shall reimburse the Company) for all reasonable costs, including without limitation reasonable attorneys' fees, of the Executive or the Company, as the case may be, in any dispute, arbitration or proceeding arising under this Agreement (collectively, a "Proceeding"), so long as the Executive or the Company, as the case may be, "prevails in substantial part" with respect to Executive's or the Company's claims or defenses in such Proceeding. For purposes hereof, the Executive shall be deemed to have "prevailed in substantial part" if (i) the Executive is the party originally demanding a Proceeding, and the arbitrator(s) shall have awarded the Executive at least 75% of the amount originally demanded by the Executive, or (ii) the Company is the party originally demanding a Proceeding, and the arbitrator(s) shall have denied the Company the relief originally requested. The Company shall be deemed to have "prevailed in substantial part" if the Executive is the party originally demanding a Proceeding and the arbitrator(s) shall have awarded the Executive less than 25% of the amount originally demanded by the Executive.

        16. Miscellaneous.

                (a) Given that a breach of the provisions of this Agreement would injure the Company irreparably, the Company may, in addition to its other remedies, obtain an injunction or other comparable relief restraining any violation of this Agreement, and no bond, security or other undertaking shall be required of the Company in connection therewith.

                (b) The provisions of this Agreement are separable, and if any provision of this Agreement is invalid or unenforceable, the remaining provisions shall continue in full force and effect.

                (c) This Agreement constitutes the entire understanding and agreement between the parties, and supersedes all other existing agreements between the parties, and cannot be amended, unless such amendment is in writing and signed by both parties to this Agreement.

Without limiting the foregoing, the parties hereto agree that the Employment Agreement dated as of November 11, 1998, between the Company and the Executive shall have no further effect, and the Company shall have no further obligation under such employment agreement.

                (d) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than its choice of laws rules), where it has been entered and where it is to be performed. The parties hereto consent to the exclusive jurisdiction of any federal or state court in the State of New York to resolve any dispute arising under this Agreement or otherwise.

                (e) The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

                (f) The failure of either party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. For any waiver of a provision of this Agreement to be effective, it must be in writing and signed by the party against whom the waiver is claimed.

                (g) The obligations of the Executive and the Company hereunder shall survive the termination of the term of this Agreement and the Executive's employment hereunder, to the extent necessary to give full effect to the provisions of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

NORTON McNAUGHTON OF SQUIRE, INC. By: /s/ Peter Boneparth Chief Executive Officer
/s/ Lynne Fish Executive